EXHIBIT 10.1

Summary of 2013 Named Executive Officer Incentive Compensation Policy

Arrangements for Named Executive Officers Other than Chief Executive Officer

On April 30, 2013, after review of the Company’s compensation of its named executive officers relative to their counterparts in the Company’s peer group and with input from Compensia, its outside compensation consultant, the Compensation Committee (the “Committee”) of the Board of Directors of comScore, Inc. (the “Company”) approved the following for the Company’s named executive officers other than our chief executive officer: (i) short-term stock-based performance awards based on 2013 annual performance and (ii) long-term stock-based performance awards based on 2013 annual performance.

	Value of Short-term Performance-Based Stock Bonus for Annual Performance at Time of Grant		Value of Long-term Performance-Based Stock Bonus for Annual Performance at Time of Grant
Name and Principal Position	Target	Maximum	Target	Maximum
Kenneth J. Tarpey Chief Financial Officer	$114,688	$229,375	$344,063	$688,125
Gian M. Fulgoni Executive Chairman of the Board of Directors	$300,000	$600,000	$900,000	$1,800,000
Serge Matta President, Commercial Solutions	$112,016	$224,031	$336,047	$672,094
Cameron Meierhoefer Chief Operating Officer	$80,250	$160,500	$240,750	$481,500

The performance-based awards are subject to the following terms:

•	The Committee has established stock-based performance awards to be earned based on Company and individual performance targets. The Company performance targets relate to revenue and EBITDA goals.

•
Once the Committee determines the value of an that award has been achieved, the executive will become eligible to earn the number of shares determined by dividing the amount earned by the closing price of the Company’s common stock as reported on the NASDAQ Global Select Market on the date of determination, which is expect to be in the first quarter of 2014.

•	Executives must remain employed through the date that the Committee makes its determination in order to earn the awards.

•
The Committee, in its sole discretion, has the right to amend, supplement, supersede or cancel the bonus program for any reason, and has reserved the right to determine whether and when to pay out any awards, regardless of actual achievement of the performance targets.

•	Shares to be issued with respect to amounts earned with respect to short-term incentives will be vested on the date of issuance.

•
One-third of the number of shares the Committee deems eligible to be earned with respect to long-term incentives will vest immediately upon the date of determination, and the remaining two-thirds of the shares subject to the award will be eligible to vest ratably over two years on each subsequent anniversary of the date the Committee makes its determination until the full amount of the award is vested, subject to continued employment of the executive through each vesting date.

Arrangements for Chief Executive Officer

On March 29, 2012, Dr. Abraham became eligible to earn up to 96,666 shares annually in each of 2012, 2013, and 2014 for achieving revenue and EBITDA targets, and an additional 96,666 shares annually in each of 2012, 2013, and 2014 for overachieving revenue and EBITDA targets. During 2012, Dr. Abraham did not achieve pre-established revenue and EBITDA targets, therefore all performance-based shares granted to Dr. Abraham for 2012 were canceled.

Quantitative and Qualitative Factors

Under the 2013 Named Executive Officer Incentive Compensation Policy, the 2013 award levels established for our named executive officers are based on a weighted mix of quantitative and qualitative factors, including the satisfactory completion of specific projects or initiatives. The quantitative milestones are based on the expected financial performance of the Company in 2013, and the targets are consistent with the midpoint of the guided ranges in our May 2, 2013 earnings release. The Committee selected the target levels and the weighting of the target levels based on its experience as well as Compensia’s input. Profitability measures are more heavily weighted in the interest of motivating Messrs. Tarpey and Fulgoni to achieve increased profitable growth for our business as a whole. The 2013 weighting for our named executive officers were calculated based on the following component factors:

Achievement of	Weight of Component
	Abraham	Tarpey	Fulgoni	Matta	Meierhoefer

Milestones for 2013 earnings before interest taxes, depreciation and amortization, or EBITDA	50%	50%	50%	20%	—%
Milestones for 2013 revenue	50%	30%	30%	30%	—%
Individual qualitative factors such as client retention, personnel retention, strategic milestones	—%	20%	20%	50%	100%